Exhibit 99.1

Contact: Merilee Raines, Vice President, Finance, (207) 856-0446

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Third Quarter Results

•	Revenue for the third quarter increased 15% to $120.1 million.
•	Net income increased 28% to $16.0 million.
•	Earnings per diluted share increased 23% to $0.44.

WESTBROOK, Maine, October 20, 2003 — IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported that net income increased 28% to $16.0 million for the quarter ended September 30, 2003, from $12.5 million for the same period in the prior year. Earnings per diluted share for the quarter were $0.44, a 23% increase over earnings per diluted share of $0.36 for the quarter ended September 30, 2002. Revenue for the third quarter of 2003 increased 15% to $120.1 million from $104.5 million for the third quarter of 2002.

Companion Animal Group (CAG) revenue for the third quarter of 2003 increased 18% to $97.1 million from $82.2 million for the third quarter of 2002. This increase resulted primarily from increased sales of instruments and consumables, including the sale of 377 units of the Company’s LaserCyte® hematology system, which was introduced in the fourth quarter of 2002, and increased sales of laboratory services and rapid assays. CAG revenue grew approximately 3% due to the favorable impact of foreign currency exchange.

Food and Environmental Group (FEG) revenue for the third quarter of 2003 increased 3% to $23.0 million from $22.3 million for the third quarter of 2002 primarily due to increased sales of water testing products, partly offset by decreased sales of production animal diagnostic products. Excluding the favorable effect of foreign currency exchange, FEG sales would have been approximately flat relative to 2002.

Year-to-date results

Net income increased 37% to $44.7 million for the nine months ended September 30, 2003, from $32.6 million for the same period in 2002. Year-to-date earnings per diluted share for 2003 were $1.25 per diluted share, a 34% increase over earnings per diluted share of $0.93 for the same period in the

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IDEXX Laboratories Announces Third Quarter Results October 20, 2003 Page 2 of 8

prior year. During the nine months ended September 30, 2002, the Company incurred an after tax charge of $2.2 million, or $0.06 per diluted share, related to the retirement of its former CEO. Excluding the effect of the 2002 charge, income and earnings per diluted share would have increased 28% and 26%, respectively, in 2003. Year-to-date revenue increased 14% to $351.2 million from $306.8 million for the same period in 2002.

Companion Animal Group revenue for the nine months ended September 30, 2003 increased 17% to $284.0 million from $243.2 million for the same period in 2002. This increase resulted primarily from increased sales of instruments and consumables, rapid assays and laboratory services. CAG revenue grew approximately 3% due to the favorable impact of foreign currency exchange.

Food and Environmental Group revenue for the nine months ended September 30, 2003 increased 6% to $67.1 million from $63.5 million for the same period in 2002. Sales growth was driven by increased sales of water testing products, partly offset by a decline in the dairy testing business. Excluding the favorable effect of foreign currency exchange, FEG sales would have been approximately flat relative to 2002.

“Our strong performance in the third quarter resulted to a large extent from increased clinic-level demand for both in-house diagnostics and laboratory services in our Companion Animal Group,” said Jonathan Ayers, President and CEO. “This organic growth, augmented by sales of LaserCyte systems, generated quarterly results that slightly exceeded our expectations.”

“We continue to be pleased with the progress of the LaserCyte system. Third quarter sales were in line with our expectations and we made further progress in refining and improving our manufacturing, sales and support processes with the goal of creating an outstanding customer experience for all of our LaserCyte purchasers. At this time we are expecting sales of 400 to 450 units in the fourth quarter.”

“Separately we announced today that we have entered into a new agreement with Ortho-Clinical Diagnostics, Inc., a subsidiary of Johnson & Johnson, extending our collaboration in the veterinary clinical chemistry market through 2018. We are very excited to be extending and strengthening this relationship, which we believe will benefit IDEXX, our customers and OCD.”

Outlook for 2003

The Company offers the following guidance for the fourth quarter of 2003:
•	Revenue is expected to be approximately $120 million.

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IDEXX Laboratories Announces Third Quarter Results October 20, 2003 Page 3 of 8

•	Operating margin is expected to be 12% of revenue, or 18% of revenue excluding the effect of the charge for the write-down of fixed assets resulting from the Company’s new agreement with Ortho-Clinical Diagnostics announced separately today.
•	Diluted earnings per share are expected to be $0.27 to $0.28, or $0.39 to $0.40 excluding the effect of the charge for the write-down of fixed assets.

The Company offers the following guidance for the full year of 2003:

•	Revenue is expected to be approximately $470 million.
•	Operating margin is expected to be approximately 17% of revenue, or 18% of revenue excluding the effect of the charge for the write-down of fixed assets.
•	Diluted earnings per share are expected to be approximately $1.53, or $1.65 excluding the effect of the charge for the write-down of fixed assets.

Outlook for 2004

•	Revenue is expected to be approximately $520 million.
•	Diluted earnings per share are expected to be $1.83 to $1.85.

Increased share repurchase authorization

The Company also announced today that its Board of Directors has authorized the repurchase by the Company of an additional two million shares of its common stock in the open market or in negotiated transactions. These shares are in addition to 729,000 shares remaining under a previous Board authorization. The timing and amount of any repurchases will be at the discretion of the Company’s management.

Merilee Raines promoted to Vice President and Chief Financial Officer

IDEXX also announced today that its Board of Directors has elected Merilee Raines as Vice President and Chief Financial Officer. Ms. Raines had been Vice President, Finance since 1995.

“Merilee Raines has contributed enormously to our success,” said Jonathan Ayers. “Merilee has demonstrated, through her performance and leadership, the key financial, operational and strategic skills we require to take IDEXX’s performance to the next level.”

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IDEXX Laboratories Announces Third Quarter Results October 20, 2003 Page 4 of 8

IDEXX Laboratories, Inc. is a worldwide leader in the development and commercialization of innovative, technology-based products and services for animal health. The Company’s largest business is focused on companion animal health, combining biotechnology, medical device technology and information technology to aid veterinarians in providing better medicine while building successful practices. IDEXX Laboratories is also focused on employing innovative technologies to monitor production animal health and the safety and quality of drinking water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs over 2,400 people and offers products to customers in more than 100 countries.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations of future events, which are subject to risks and uncertainties. If underlying assumptions prove inaccurate, actual results could vary materially from management’s expectations. Risks and uncertainties include timing and success of new product introductions, competition and technological change, government regulation and obtaining government approvals, product demand and market acceptance of products, availability of products and raw materials, and litigation. A further description of these risks and uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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IDEXX Laboratories Announces Third Quarter Results October 20, 2003 Page 5 of 8

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Statement of Operations Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2002	2003	2002	2003

Revenue:	Revenue	$ 104,534	$ 120,061	$ 306,775	$ 351,154
Expenses and
Income:	Cost of revenue	53,774	60,971	163,059	180,931

	Gross profit	50,760	59,090	143,716	170,223
	Sales and marketing	14,074	18,222	42,164	51,743
	General and administrative	11,047	9,206	31,990	29,396
	Research and development	7,339	8,376	22,247	24,017

	Income from operations	18,300	23,286	47,315	65,067
	Interest income, net	614	734	2,127	2,188

	Income before provision for income taxes	18,914	24,020	49,442	67,255
	Provision for income taxes	6,431	8,047	16,810	22,530

Net Income:	Net income	$ 12,483	$ 15,973	$ 32,632	$ 44,725

	Earnings per share: Basic	$ 0.37	$ 0.46	$ 0.97	$ 1.31

	Earnings per share: Diluted	$ 0.36	$ 0.44	$ 0.93	$ 1.25

	Shares outstanding: Basic	33,301	34,408	33,666	34,109

	Shares outstanding: Diluted	34,632	35,977	34,981	35,706

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Ratios (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2002	2003	2002	2003

Key Operating
Ratios (as a
percentage of
revenue):	Gross profit	48.6%	49.2%	46.8%	48.5%
	Sales, marketing, general and
	administrative expense	24.1%	22.8%	24.2%	23.2%
	Research and development expense	7.0%	7.0%	7.2%	6.8%
	Income from operations	17.5%	19.4%	15.4%	18.5%

International
Revenue:	International revenue	28.7%	29.4%	28.9%	29.8%

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IDEXX Laboratories Announces Third Quarter Results October 20, 2003 Page 6 of 8

IDEXX Laboratories, Inc. and Subsidiaries Segment Information Amounts in thousands (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2002	2003	2002	2003

Revenue:	Companion Animal Group	$ 82,203	$ 97,059	$ 243,246	$ 284,041
	Food and Environmental Group	22,331	23,002	63,529	67,113

	Total	$ 104,534	$ 120,061	$ 306,775	$ 351,154

Gross Profit:	Companion Animal Group	$ 36,953	$ 44,905	$ 106,853	$ 130,554
	Food and Environmental Group	13,807	14,185	36,863	39,669

	Total	$ 50,760	$ 59,090	$ 143,716	$ 170,223

Income from
Operations:	Companion Animal Group	$ 11,579	$ 16,788	$ 33,584	$ 48,000
	Food and Environmental Group	7,226	7,646	19,161	19,756
	Other	(505)	(1,148)	(5,430)	(2,689)

	Total	$ 18,300	$ 23,286	$ 47,315	$ 65,067

Gross Profit
(as a
percentage of
revenue):	Companion Animal Group	45.0%	46.3%	43.9%	46.0%
	Food and Environmental Group	61.8%	61.7%	58.0%	59.1%

Operating
Profit: (as a
percentage of
revenue):	Companion Animal Group	14.1%	17.3%	13.8%	16.9%
	Food and Environmental Group	32.4%	33.2%	30.2%	29.4%

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IDEXX Laboratories Announces Third Quarter Results October 20, 2003 Page 7 of 8

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Balance Sheet Amounts in thousands (Unaudited)

		December 31,	September 30,
		2002	2003

Assets:	Current Assets:
	Cash and cash equivalents	$ 113,788	$ 176,857
	Short-term investments	33,403	39,323
	Accounts receivable, net	45,689	50,672
	Inventories	75,086	69,295
	Other current assets	21,154	21,211

	Total current assets	289,120	357,358

	Long-term investments	15,572	25,110

	Property and equipment - cost	115,309	116,317
	Less - Accumulated depreciation	65,854	64,485

	Property and equipment, net	49,455	51,832

	Goodwill, net	52,321	53,499

	Other intangible assets, net	3,836	4,439

	Other non-current assets, net	6,348	4,981

	Total assets	$ 416,652	$ 497,219

Liabilities and
Stockholders’
Equity:	Current Liabilities:
	Accounts payable	$ 9,427	$ 12,600
	Accrued expenses	51,710	66,597
	Notes payable	973	489
	Deferred revenue	7,662	8,271

	Total current liabilities	69,772	87,957

	Long-term Liabilities:
	Deferred tax liabilities	-	1,083
	Deferred revenue	5,907	5,120

	Total long-term liabilities	5,907	6,203

	Partner’s interest in subsidiary	-	240

	Stockholders’ Equity:
	Common stock, $0.10 par value:
	authorized 60,000 shares, issued 42,331
	shares in 2002 and 44,101 in 2003	4,233	4,410
	Additional paid-in capital	334,348	375,772
	Deferred equity-based compensation	-	88
	Retained earnings	183,260	227,985
	Treasury stock (8,650 shares in 2002 and
	9,441 shares in 2003), at cost	(178,357)	(206,759)
	Accumulated other comprehensive income (loss)	(2,511)	1,323

	Total stockholders’ equity	340,973	402,819

	Total liabilities and stockholders’ equity	$ 416,652	$ 497,219

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IDEXX Laboratories Announces Third Quarter Results October 20, 2003 Page 8 of 8

IDEXX Laboratories, Inc. and Subsidiaries Key Balance Sheet Statistics (Unaudited)

		December 31,	September 30,
		2002	2003

Key
Balance Sheet
Statistics:	Days sales outstanding	40	39
	Inventory turns	1.5	1.9

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2002	2003

Operating:	Cash Flows from Operating Activities:
	Net income	$ 32,632	$ 44,725
	Non-cash charges	16,744	16,288
	Changes in current assets and liabilities, net of	44,550	30,743
	acquisitions and disposals

	Net cash provided by operating activities	$ 93,926	$ 91,756

Investing:	Cash Flows from Investing Activities:
	Increase in investments, net	(12,445)	(15,599)
	Purchase of property and equipment, net	(11,538)	(13,370)
	Acquisition of intangible assets	(225)	(575)
	Increase in other assets	(1,803)	(1,736)

	Net cash used by investing activities	$ (26,011)	$ (31,280)

Financing:	Cash Flows from Financing Activities:
	Repayments of note payable	(7,462)	(510)
	Purchase of treasury stock	(29,830)	(23,505)
	Proceeds from the exercise of stock options	6,597	25,165

	Net cash (used) provided by financing activities	$ (30,695)	$ 1,150

	Net effect of exchange rate changes	1,311	1,443

	Net increase in cash and cash equivalents	38,531	63,069

	Cash and cash equivalents, beginning of period	66,666	113,788

	Cash and cash equivalents, end of period	$ 105,197	$ 176,857

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2002	2003

Free Cash
Flow:	Net cash provided by operating activities	$ 93,926	$ 91,756
	Purchase of property and equipment	(11,538)	(13,370)
	Increase in other assets	(1,803)	(1,736)

	Free cash flow	$ 80,585	$ 76,650

Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets. Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

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